EXHIBIT 3.1.7

                            CERTIFICATE OF FORMATION
                                       OF

                            WORLD KITCHEN (GHC), LLC


     The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

     1. The name of the limited liability company is World Kitchen (GHC), LLC.

     2. The address of the limited liability company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the limited liability company at such address required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is The Corporation Trust Company.

     3. This Certificate of Formation shall become effective as of 5:00 p.m., Eastern Time, on January 28, 2003.

Executed as of January 27, 2003.

                                          By:  /s/ Raymond J. Kulla
                                                  an Authorized Person

                                          Printed Name:  Raymond J. Kulla